Exhibit 99.1

    FIRST BUSEY CORPORATION EARNINGS RELEASE FOR QUARTER ENDED MARCH 31, 2006

                URBANA, ILL., APRIL 18 /PRNEWSWIRE-FIRSTCALL/ --

                              FINANCIAL HIGHLIGHTS

     Net income increased $331,000 or 5.1% to $6,867,000 during the quarter ended March 31, 2006, compared to $6,536,000 during the first quarter of 2005. The growth in earnings is due to increases in net interest income and non-interest income which were partially offset by an increase in non-interest expenses. Earnings per share on a fully-diluted basis were $0.32 during the first quarter of 2006, reflecting no change from earnings per share of $0.32 during the first quarter of 2005.

     Net interest margin for the first quarter of 2006 was 3.70%, compared to 3.64% during the first quarter of 2005. Net interest income increased $2,237,000 or 13.8% to $18,498,000 during the first quarter of 2006, compared to $16,261,000 in the comparable quarter in 2005. Interest income increased $7,597,000 to $33,160,000 during the first quarter of 2006, compared to $25,563,000 during the comparable period in 2005, due primarily to loan growth combined with higher yields on investment securities and outstanding loans. Interest expense increased $5,360,000 or 57.6% to $14,662,000 during the first quarter of 2006, compared to $9,302,000 during the comparable period in 2005, due primarily to increased deposit and borrowing costs combined with growth in deposits and long-term debt. The increase in long-term debt is associated primarily with the July, 2005, acquisition of Tarpon Coast.

     Provision for loan losses was $400,000 during the first quarter of 2006 compared to $690,000 during the comparable period in 2005. As a percentage of total outstanding loans, the allowance for loan losses was 1.33% as of March 31, 2006 and 1.31% as of March 31, 2005. The Corporation recognized $96,000 in net credit losses during the first quarter of 2006 compared to $126,000 during the comparable period in 2005.

     Non-interest income increased $618,000 or 11.1% to $6,173,000 during the first quarter of 2006 from $5,555,000 during the first quarter of 2005. Growth in non-interest income is due primarily to growth in service charge income, brokerage commissions, gains on the sale of real estate loans, and trust fees. During the first quarter of 2006 the Corporation recognized net gains of $224,000 from the sale of securities compared to $162,000 during the first quarter in 2005.

     Non-interest expense increased $2,894,000 or 25.7% to $14,143,000 during the first quarter of 2006 compared to $11,249,000 during the first quarter of 2005, due primarily to increased operating costs and amortization expense associated with growth in the Florida market. The Corporation adopted Statement of Financial Accounting Standard 123R, Share Based Payment, on January 1, 2006. Adoption of this standard did not have a material impact on the Corporation's first quarter operating results.

                                FINANCIAL SUMMARY

                                                  Three Months Ended
                                                      March 31,
                                             ----------------------------
                                                 2006            2005
                                             ------------    ------------
                                                (in thousands, except
                                                   per share data)
Earnings & Per Share Data
Net income                                   $      6,867    $      6,536
Basic earnings per share                             0.32            0.32
Fully diluted earnings per share                     0.32            0.32
Dividends per share                                  0.16            0.14

Average Balances
Assets                                       $  2,255,128    $  1,982,410
Investment securities                             331,980         328,204
Loans                                           1,748,415       1,491,894
Earning assets                                  2,086,000       1,847,684
Deposits                                        1,795,128       1,577,835
Stockholders' equity                              170,350         138,305

Performance Ratios
Return on average assets                             1.23%           1.34%
Return on average equity                            16.35%          19.17%
Net interest margin                                  3.70%           3.64%
Efficiency ratio                                    55.25%          50.26%

Loan Performance
Net credit losses                            $         96    $        126
Accruing loans 90+ days past due                      865           1,830
Non-accrual loans                                   4,769           1,974
Foreclosed assets                                     258           4,191

March 31, 2006
NASDAQ symbol                 BUSE
Closing price                 $21.10
Price/earnings ratio          14.86X
Price/book ratio              264%
52-week price range           $18.07 - $21.25
Book value per share          $7.99
YTD dividend per share        $0.16
Common shares outstanding     21.5 million

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                     CONSOLIDATED BALANCE SHEETS (unaudited)

                                                      March 31,
                                             ----------------------------
                                                 2006            2005
                                             ------------    ------------
                                                 (in thousands except
                                                   per share data)
Asset
Cash and due from banks                      $     48,983    $     48,403
Federal funds sold                                 14,500          21,300
Investment securities                             330,216         317,867

Loans                                           1,760,498       1,507,949
  Less allowance for loan losses                  (23,494)        (19,781)
Net loans                                    $  1,737,004    $  1,488,168

Premises and equipment, net                        39,863          27,245
Goodwill and other intangibles                     58,969          35,442
Other assets                                       43,531          42,705
Total assets                                 $  2,273,066    $  1,981,130

Liabilities & Stockholders' Equity
Non-interest bearing deposit                 $    245,160    $    197,371
Interest-bearing deposits                       1,580,567       1,391,931
Total deposits                               $  1,825,727    $  1,589,302

Federal funds purchased & securities sold
 under agreements to repurchase                    49,724          43,075
Short-term borrowings                                   -          10,000
Long-term debt                                    159,883         147,851
Junior subordinated debt owed to
 unconsolidated trusts                             50,000          40,000
Other liabilities                                  16,179          12,054
Total liabilities                            $  2,101,513    $  1,842,282

Common stock                                 $         22    $      6,291
Common stock to be issued                             326               -
Surplus                                            44,973          21,767
Retained earnings                                 133,175         118,030
Other comprehensive income                          6,159           6,965
Treasury stock                                    (11,041)        (11,737)
Unearned ESOP shares                               (2,058)         (2,456)
Deferred compensation for stock grants                 (3)            (12)
Total stockholders' equity                   $    171,553    $    138,848
Total liabilities & stockholders' equity     $  2,273,066    $  1,981,130

Per Share Data
Book value per share                         $       7.99    $       6.76
Tangible book value per share                $       5.24    $       5.03
Ending number of shares outstanding            21,477,532      20,537,651

                  CONSOLIDATED STATEMENTS OF INCOME (unaudited)

                                                  Three Months Ended
                                                      March 31,
                                             ----------------------------
                                                 2006            2005
                                             ------------    ------------
                                                (in thousands, except
                                                  common share data)
Interest and fees on loans                   $     29,982    $     22,862
Interest on investment securities                   3,125           2,541
Other interest income                                  53             160
Total interest income                        $     33,160    $     25,563

Interest on deposits                         $     11,331    $      6,775
Interest on short-term borrowings                     488             229
Interest on long-term debt                          1,850           1,541
Junior subordinated debt owed to
 unconsolidated trusts                                993             757
Total interest expense                       $     14,662    $      9,302

Net interest income                          $     18,498    $     16,261

Provision for loans losses                            400             690
Net interest income after provision          $     18,098    $     15,571

Trust fees                                   $      1,516    $      1,440
Commissions and brokers' fees                         669             526
Fees for customer services                          2,536           2,333
Gain on sale of loans                                 534             423
Net security gains                                    224             162
Other                                                 694             671
Total non-interest income                    $      6,173    $      5,555

Salaries and wages                           $      6,497    $      5,197
Employee benefits                                   1,503           1,204
Net occupancy expense                               1,247             947
Furniture and equipment expense                       800             683
Data processing expense                               404             489
Amortization expense                                  352             195
Other operating expenses                            3,340           2,534
Total non-interest expense                   $     14,143    $     11,249

Income before income taxes                   $     10,128    $      9,877
Income taxes                                        3,261           3,341
Net Income                                   $      6,867    $      6,536

Common Share Data
Basic earnings per share                     $       0.32    $       0.32
Fully-diluted earnings per share             $       0.32    $       0.32
Average shares outstanding                     21,460,308      20,584,835

     CORPORATE PROFILE

     First Busey Corporation (Nasdaq: BUSE) is a financial holding company headquartered in Urbana, Illinois. First Busey Corporation has two wholly-owned banking subsidiaries with locations in three states. Busey Bank is headquartered in Urbana, Illinois and has twenty-one banking centers serving Champaign, McLean, Ford, Peoria, and Tazewell Counties in Illinois. Busey Bank also has a banking center in Indianapolis, Indiana, and a loan production office in Ft. Myers, Florida. On March 31, 2006, Busey Bank had total assets of $1.8 billion. On July 29, 2005, First Busey Corporation acquired Tarpon Coast Bancorp, Inc. and its primary subsidiary, Tarpon Coast National Bank, Port Charlotte, Florida. Busey Bank Florida and Tarpon Coast National Bank merged at the close of business on February 17, 2006, and the resultant bank is Busey Bank, N.A. Busey Bank N.A. is a federally-chartered bank headquartered in Port Charlotte, Florida, with seven banking centers serving Lee, Charlotte, and Sarasota Counties in Southwest Florida. Busey Bank N.A. had total assets of $422 million as of March 31, 2006. Busey provides electronic delivery of financial services through Busey e-bank, http://www.busey.com .

     Busey Investment Group is a wholly-owned subsidiary of First Busey Corporation and owns three subsidiaries. First Busey Trust & Investment Co. specializes in asset management and trust services. First Busey Securities, Inc. (member NASD/SIPC) is a full-service broker/dealer subsidiary. Busey Insurance Services, Inc. is a provider of personal insurance products. Busey Investment Group has approximately $2.3 billion in assets under care.

     First Busey Corporation's common stock is traded on the Nasdaq Stock Exchange under the symbol "BUSE." First Busey Corporation has a repurchase program in effect under which it is authorized to purchase up to 750,000 shares of stock.

SOURCE  First Busey Corporation
     -0-                             04/18/2006
     /CONTACT: Barbara J. Kuhl, President & COO of First Busey Corporation, +1-217-365-4513/
     /Web site: http://www.busey.com/
     (BUSE)